EXHIBIT 21.1

LIST OF SUBSIDIARIES OF THE COMPANY

Birmingham Cable Corporation Limited

Cable London PLC

Cambridge Holding Company Limited

Comcast Teesside Limited

Comcast Darlington Limited

Comcast U.K. Consulting, Inc.

Comcast U.K. Programming Limited

Comcast UK Holdings Limited